Exhibit 99.1

Tri-S Security Announces Results

For the 2nd Quarter Ended June 30, 2007

Revenues Increased 21% Over Prior Year, and Tri-S Reports

Significant New Contract Wins During Q2 2007

ATLANTA – Monday, August 13, 2007 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the second quarter ended June 30, 2007. Tri-S provides security services through its two wholly-owned subsidiaries, The Cornwall Group, Inc. (“Cornwall”) and Paragon Systems, Inc. (“Paragon”).

Second Quarter Ended June 30, 2007 Summary and Recent Highlights

•	Revenues increased 21.0% for the quarter, to $21.4 million, from a year ago; 3rd quarter annual revenue run rate is expected to exceed $90.0 million.

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Operating loss was $1.9 million, an increase of $627,000 from a year ago, as a result of a $644,000 adjustment to reserves for self-insured workers compensation at Cornwall, and expenses associated with significant new contract start-ups at Paragon.

•	Approximately 65%, or $415,000 of the adjustment to reserves for workers compensation related to periods prior to the acquisition of Cornwall by Tri-S Security.

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Net loss was $1.6 million, an increase of $1.5 million from the second quarter last year. Second quarter 2006 net income was positively impacted by a $1.9 million gain from the Company’s sale of its investment in Army Fleet Support, LLC.

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EBITDA, as adjusted (see “EBITDA, as adjusted” definition below), was a negative $1,061,000 compared to a negative $328,000 a year ago. The increase in EBITDA loss was primarily due to the increased workers compensation reserves of $644,000 and increased new contract start-up costs.

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Paragon continued to win new, long-term federal government contracts during the quarter, bringing the total amount of new contracts awarded during the first six months of 2007 to $73 million, approximately the same as for all of last year.

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Tri-S Security Announces 2nd Quarter 2007 Results

August 13, 2007

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Cornwall was notified of a second contract extension with the Miami Dade County General Service Administration for an estimated $6.0 million through March 2008, pending approval by the County Commission.

“I am very pleased with momentum of our business through the second quarter of this year,” said Ronald Farrell, CEO, Tri-S Security Corp. “So far this year, we have been awarded $79.0 million in new contracts, including the recent Miami Dade extension, and our annual revenue run rate for the third quarter is expected to exceed $90.0 million. As most of these contracts are just ramping up, we expect enhanced top and bottom line growth the remainder of the year,” stated Farrell.

“In addition to the new contracts that have already been secured, Paragon has built a strong pipeline of additional contract bids with several federal agencies,” added Farrell. “We expect that decisions on many of these contracts will be made during the second half of this year. Our Cornwall team also has made significant progress on revamping its sales organization and we expect to see results in future growth of our commercial business. We also believe there is a significant opportunity to expand both lines of business on the West Coast. Paragon now has a presence in California, Oregon and Washington and we are exploring the possibility of leveraging our operations there to grow our commercial business in that part of the country.”

“Our financial performance was impacted for the quarter by higher costs associated with the new contract startups that began in June and July and more than $600,000 associated with our workers’ compensation reserves, a significant portion of which related to pre-acquisition periods,” Farrell concluded. “Increased revenue from our new contracts will have a positive impact on our bottom line performance in future quarters. I remain very positive about the continued momentum in our business as we have achieved a significant amount of new business thus far this year. We continue to focus on growing our revenue rate and moving closer to our ultimate goal of profitability.”

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Tri-S Security Announces 2nd Quarter 2007 Results

August 13, 2007

Financial Discussion for Second Quarter June 30th, 2007

During the second quarter of 2007, revenue for Tri-S Security grew 21.0% to $21.4 million from $17.7 million in the second quarter of 2006. The revenue increase was the result of internal growth at Tri-S Security’s wholly-owned subsidiary Paragon. Organic growth at Paragon for the second quarter of 2007 and the first six months of 2007 increased 50% and 43%, respectively, over the 2006 periods.

Gross profit for the second quarter of 2007 was $1.3 million compared to $1.8 million for the second quarter of 2006, with the reduction being the result of the increased workers compensation reserves and the increased costs associated with new contracts at Paragon.

Selling, general and administrative costs were $2.9 million for the second quarter of 2007 compared to $2.8 million in the second quarter of 2006. The operating loss for the second quarter of 2007 was $1.9 million compared to an operating loss of $1.2 million for the second quarter of 2006. During the second quarter, the Company incurred higher costs associated with the startup and staffing of several new contracts.

EBITDA, as adjusted, was a negative $1,061,000 for the second quarter of 2007 as compared to a negative $328,000 for the second quarter of 2006. Net loss for the second quarter of 2007 was $1.6 million compared to a net loss of $59,000 in the second quarter of 2006. Net loss for the second quarter of 2006 was positively impacted by the Company’s $1.9 million gain on the sale of its investment in Army Fleet Support, LLC.

Net interest expense decreased to $472,000 in the second quarter of 2007 compared to $632,000 in the second quarter of 2006. During the second quarter of 2006, Tri-S Security reduced its debt by approximately $12.0 million.

Tri-S Security will host a conference call at 10:00 a.m. ET on Tuesday, August 14, 2007 to discuss its second quarter results and respond to appropriate questions. Anyone interested in participating should call 913-981-4902 if calling within the United States or

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Tri-S Security Announces 2nd Quarter 2007 Results

August 13, 2007

internationally approximately five to ten minutes prior to 10:00 a.m. ET. Participants should ask for the Tri-S Security Q2 Financial Results conference call. A telephonic replay will be available until midnight on August 21, 2007. To listen to the replay, please call 719-457-0820 if calling within the United States or internationally and enter Confirmation Code 5488261.

This call is being webcast by Thomson Financial and can be accessed at Tri-S Security’s website at http://www.trissecurity.com. The webcast may also be accessed at Thomson’s website at http://www.earnings.com. The webcast can be accessed through Tuesday, September 11, 2007 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q filed subsequent thereto. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commission by visiting http://www.sec.gov.

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Tri-S Security Announces 2nd Quarter 2007 Results

August 13, 2007

Tri-S Security Corporation and Subsidiary

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Revenues	$21,426	$17,704	$41,631	$35,077

Cost of revenues:
Direct labor	13,612	11,144	26,307	21,715
Indirect labor and other contract support costs	6,134	4,342	11,385	8,733
Amortization of customer contracts	404	412	810	824

	20,150	15,898	38,502	31,272

Gross profit	1,276	1,806	3,129	3,805
Selling, general and administrative	2,906	2,798	5,522	5,788
Amortization of intangible assets	221	232	456	463

	3,127	3,030	5,978	6,251

Operating income (loss)	(1,851)	(1,224)	(2,849)	(2,446)

Income from investment in Army Fleet Support, LLC	—	108	—	384
Other income (expense):
Interest expense, net	(472)	(632)	(930)	(2,327)
Interest on series C redeemable preferred stock	(75)	(75)	(150)	(150)
Gain on sale of Army Fleet Support, LLC	—	1,903	—	1,903
Other income	13	—	563	84

	(534)	1,196	(517)	(490)

Loss before income taxes	(2,385)	80	(3,366)	(2,552)
Income tax expense (benefit)	(792)	139	(1,097)	(844)

Net loss	$(1,593)	$(59)	$(2,269)	$(1,708)

Basic and diluted net income (loss) per common share	$(0.45)	$(0.02)	$(0.65)	$(0.51)
Basic and diluted weighted average number of common shares	3,518	3,410	3,511	3,379

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Tri-S Security Announces 2nd Quarter 2007 Results

August 13, 2007

Tri-S Security Corporation and Subsidiary

Balance Sheets

(In thousands, except per share data)

	Unaudited	Audited
	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$151	$66
Trade accounts receivable, net	14,116	13,313
Prepaid expenses and other assets	849	649

Total current assets	15,116	14,028

Property and equipment, less accumulated depreciation	577	597
Goodwill	16,078	16,078
Intangibles
Customer contracts	3,455	4,264
Deferred loan costs	855	1,143
Other	1,013	991

Total assets	$37,094	$37,101

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,609	$1,104
Accrued interest expense	550	400
Accrued expenses	4,819	4,467
Factoring facility and term loan	9,792	7,506
Income taxes payable	439	1,269
Series C preferred stock subject to mandatory redemption	6,000	6,000
Long-term debt - current portion	—	284

Total current liabilities	23,209	21,030

Other liabilities:
10% convertible notes	7,370	7,273
Deferred income taxes	1,692	1,974
Long term debt	19	—

	9,081	9,247

Total liabilities	32,290	30,277

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 3,503,280 and 3,338,700 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	3	3
Treasury stock	(105)	(105)
Additional paid-in capital	14,358	14,109
Retained deficit	(9,452)	(7,183)

Total stockholders’ equity	4,804	6,824

Total liabilities and stockholders’ equity	$37,094	$37,101

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Tri-S Security Announces 2nd Quarter 2007 Results

August 13, 2007

Tri-S Security Corporation and Subsidiary

Statements of Cash Flows

Unaudited

(In thousands)

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Cash flow from operating activities:
Net income (loss)	$(2,269)	$(1,708)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
(Gain) on sale of non-core assets	—	(1,903)
(Income) Loss from Investment in Joint Venture	—	(384)
Income from Cornwall settlement	(250)	—
Depreciation and amortization	1,437	1,458
Deferred income tax benefits	(282)	(3,134)
Common shares issued in exchange for services and interest	—	44
Non-cash employee stock option expense	148	223
Non-cash interest expense	97	782
Changes in operating assets and liabilities:
Trade accounts receivable, net	(803)	2,609
Prepaid expenses and other assets	(200)	(87)
Trade accounts payable	505	(17)
Accrued liabilities	502	(1,520)
Income taxes payable	(830)	2,290

Net cash provided (used) by operating activities	(1,945)	(1,347)

Cash flow from investing activities:
Investment in joint venture	—	10,810
Distributions from joint venture	—	175
Proceeds from sale of property and equipment	—	693
Purchase of property and equipment	(151)	(59)

Net cash provided (used) by investing activities	(151)	11,619

Cash flow from financing activities:
Payments for settlement of Series C Preferred Stock	(50)	—
Proceeds (repayments) of factoring facility	497	(5,217)
Proceeds (repayments) of term loans	1,789	(5,092)
Deferred financing costs	(40)	(43)
Proceeds (repayments) of capital lease obligations	(15)	—
Deferred initial public offering costs	—	(111)

Net cash provided (used) by financing activities	2,181	(10,463)

Net increase (decrease) in cash and cash equivalents	85	(191)
Cash and cash equivalents at beginning of period	66	463

Cash and cash equivalents at end of period	$151	$272

Supplemental disclosures of cash flow information:
Interest paid	$833	$1,545
Income taxes paid	$14	$3

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Tri-S Security Announces 2nd Quarter 2007 Results

August 13, 2007

Definitions of Non-GAAP Financial Information

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the security services industry for comparability purposes. In this release, we use the Non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; income from joint venture, net; non-cash stock-based compensation; and other income/expense. A reconciliation of EBITDA, as adjusted to net loss for the three month periods ended June 30, 2007 and 2006 is attached to this press release.

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006
Net Loss	$(1,593)	$(59)

Adjustments:
Income tax expense (benefit)	(792)	139
Interest expense, net	472	632
Interest on preferred stock subject to mandatory redemption	75	75
Gain on sale of Army Fleet Support, LLC		(1,903)
Other income/(expense)	(13)	—
Income from investment in Army Fleet Support, LLC	—	(108)
Amortization of intangible assets	221	232
Amortization of customer contracts	404	412
Depreciation	93	84
Non-cash stock based compensation	72	168

EBITDA, as adjusted	$(1,061)	$(328)

Investors:

Corporate Communications

Kevin Inda, 407-566-1180

kevin.inda@cci-ir.com